SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to the Employment Agreement (this “Amendment”) is effective as of December 9, 2015, by and between John Gebhart (the “Executive”) and Acucela Inc. (the “Company”).
RECITALS
A.    Executive and the Company are parties to that certain Employment Agreement dated as of May 1, 2015 as amended by that certain Amendment to Employment Agreement dated as of July 13, 2015 (collectively the “Employment Agreement”), pursuant to which the Company agreed to employ Executive, and Executive agreed to be employed by the Company, as the Company’s Chief Financial Officer, subject to the terms and conditions of the Employment Agreement.
B.    Executive and the Company wish to amend and clarify the Employment Agreement as provided herein.
AGREEMENT
In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Amendments Concerning Determination of Incentive Bonus. Section 4(c) is hereby amended and restated in its entirety as follows:

(c)
Incentive Bonus. In addition to the base salary, Executive may receive a performance bonus relating to each year of employment with the Company under this Agreement equal to an amount to be determined by the Board or its Compensation Committee. Such bonus shall be paid by March 15 of the year following the year for which the bonus relates. The maximum amount of such performance bonus shall be 35% of Executive’s then current base salary for the applicable fiscal year. Notwithstanding the forgoing, the maximum amount of the performance bonus relating to the Executive’s employment with the Company in 2015 shall be 35% of the aggregate amount of base salary earned by the Executive during 2015. The amount of a performance bonus, if any, awarded under this Section 4(c) shall be based upon: (i) Company performance against objective metrics to be determined annually by the CEO and/or the Compensation Committee of the Board and (ii) the strategic leadership and overall performance of the Executive against objective and/or subjective metrics as determined by the CEO and/or the Compensation Committee of the Board in their sole and complete discretion.

2.Amendments Concerning Equity Awards to be Granted. Section 4(g) is hereby amended and restated in its entirety as follows:
(g)    Equity Awards. Subject to Board approval and any required shareholder approval (which Company shall use its best efforts to obtain, if needed), the Company will provide Executive common stock restricted stock units (“RSUs”) as set forth in a separate agreement pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”). The grant value of any RSU will be the current fair market value of the Company’s common stock as determined by the Board consistent with the requirements of IRC Sec. 409A and other applicable statutes and the aggregate number of shares subject to the RSUs shall be equal to one percent (1%) of the Company’s outstanding common stock on the Effective Date on a fully diluted basis. The RSUs shall be subject to a four (4) year vesting period, with twenty-five percent (25% ) of the RSUs vesting one-year after the Effective Date and the remaining seventy-five percent (75%) of the RSUs vesting thereafter on a monthly pro rata basis over the following three (3) years with the RSUs becoming completely vested four (4) years from the Effective Date; provided that upon a Company Change in Control, a termination of the Executive’s employment by the Company without Cause, or a termination of employment by the Executive with Good Reason (“Acceleration Triggers”), the number of RSUs subject to vesting through the nine (9) month period following the date of termination of employment (the “Termination Date”) shall become vested as of the Termination Date, or in the case of a Change in Control, upon the closing date of the transaction that results in a Change in Control, while all remaining unvested RSUs shall be forfeited. All unvested RSUs shall be forfeited upon a termination of employment by the Company for Cause or a termination by Executive without Good Reason. Notwithstanding the foregoing, if the Acceleration Trigger is a Change in Control and the Executive’s employment with the Company’s successor is terminated within twelve (12) months of the Change in Control either by: (a) the Company’s successor without Cause, or (b) the Employee with Good Reason, then 100% of all remaining unvested RSUs shall become immediately vested as of the Termination Date.
3.Amendments Concerning Termination Provisions. Section 5(a) is hereby amended and restated in its entirety as follows:
(a)Termination by Company for Cause; Voluntary Termination. In the event Executive’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.
4.Current Section 5(b) (iii) shall be deleted in full and replaced in its entirely as follows:
(iii)    Receive an incentive bonus (less applicable tax withholding) described in Section 4(c) above, in an amount equal to 35% of nine (9) months of Executive’s annual base salary in effect on the Termination Date. Such bonus to be paid to Executive according to the provisions of Section 4(c).

5.The following is added as a new Section 5(b)(iv) of the Agreement:
(iv)    Any RSUs subject to vesting through the nine (9) month period following the Termination Date shall become vested as of the Termination Date, while all remaining unvested RSUs shall be forfeited.
6.Amendments Concerning Non-Renewal of Agreement. The following is added as a new Section 5(g):
(g)    Agreement Non-Renewal. Any non-renewal of this Agreement by the Company pursuant to Section 3 shall constitute a termination of Executive’s employment by Company without Cause.
7.Amendment Concerning Change in Control. Section 11(b) is hereby amended to add a further additional sentence at the end of the Section as follows:
Notwithstanding the foregoing, the transaction will not be deemed a Change in Control if the Company enters into: (i) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, or (ii) a transaction whose primary purpose is the reincorporation of the Company in another jurisdiction, either within or outside the United States.
8.Amendment Concerning Good Reason. Section 11(d) is hereby amended and restated to read in its entirety as follows:
(d)    Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) The Company’s request for the Executive to relocate to a Company location outside of King, Pierce, or Snohomish counties in the State of Washington; (ii) A material breach of this Agreement by the Company; (iii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his or her position and/or, (iv) Executive’s base salary is reduced. If the Executive wishes to terminate his or her employment for Good Reason, he must first give Company written notice of the circumstances constituting Good Reason within forty‑five (45) days after the occurrence of such Good Reason event, the Employer must have at least thirty (30) days’ opportunity to cure unless the circumstances are not subject to being cured, and Executive must terminate his employment no later than sixty (60) days after the expiration of the cure period. The definition of Good Reason in this Section 11 supersedes the definition provided in Section 26.20 of the 2014 Plan.
9.Amendment to Entire Agreement Provision. Section 14(b) is hereby amended and restated to read in its entirety as follows:
(b)    Entire Agreement. This Agreement, the related Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, and the Company’s Intellectual Property Agreement with Executive dated the Effective Date (the “Intellectual Property Agreement”), shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of any conflict between this Agreement and any of the 2014 Plan, the Notice of Restricted Stock Unit Award, Restricted Stock Unit Agreement or Intellectual Property Agreement, the terms of this Agreement shall prevail, including, without limitation, that the following sections of the 2014 Plan existing as of the date of this Amendment shall not be applicable to Executive: (i) the final six sentences of Section 20.1 regarding consequences of a “Qualifying Termination” and “Acceleration”, and (ii) Section 26.20, definition of “Good Reason”.
10.Extended Term. Regardless of the Effective Date, the Company acknowledges and agrees that the first Extended Term of Executive’s Agreement will continue from the date of execution of this Amendment until December 31, 2016. Thereafter, the Agreement will be subject to automatic renewal for successive one-year periods according to the terms of Section 3 of the Agreement.
11.No Other Amendments. Except as specifically amended hereby, the terms of the Employment Agreement remain and continue in full force and effect and are hereby confirmed in all respects.
12.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer.

COMPANY:    ACUCELA INC.

By: /s/ Ryo Kubota
(Signature)
Ryo Kubota
(Print name)
Its: CEO

EXECUTIVE:
/s/ John Gebhart
John Gebhart